Exhibit 4.2

GLOBAL SELF STORAGE, INC.
2017 EQUITY INCENTIVE PLAN

FORM OF RESTRICTED SHARE AWARD AGREEMENT
THIS AGREEMENT is made by and between Global Self Storage, Inc., a Maryland corporation (the "Company") and ________ (the "Grantee"), dated as of the __ day of ____, 20__ (the "Grant Date").

WHEREAS, the Company maintains the Global Self Storage, Inc. 2017 Equity Incentive Plan (the "Plan") (capitalized terms used but not defined herein shall have the respective meanings ascribed thereto by the Plan);

WHEREAS, the Grantee is an Eligible Person; and

WHEREAS, in accordance with the Plan, the Committee has determined that it is in the best interests of the Company and its shareholders to grant Restricted Shares to the Grantee subject to the terms and conditions set forth below.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1.	Grant of Restricted Shares.
The Company hereby grants the Grantee ______ Restricted Shares, subject to the following terms and conditions and subject to the provisions of the Plan.  The Plan is hereby incorporated herein by reference as though set forth herein in its entirety.  To the extent the terms or conditions of this Agreement conflict with any provision of the Plan, such terms and conditions shall govern.
2.	Restrictions and Conditions.
The Restricted Shares awarded pursuant to this Agreement shall be subject to the following restrictions and conditions:
(a)
Subject to clauses (c), (d) and (e) below, the period of restriction with respect to the Restricted Shares granted hereunder (the "Restriction Period") shall begin on the Grant Date and lapse, subject to continued employment with the Company and/or its Subsidiaries, with respect to one sixteenth (6.25%) of the Restricted Shares granted hereunder, on each three month anniversary of the Grant Date (so that the period of restriction with respect to 100% of the Restricted Shares will lapse on the fourth anniversary of the Grant Date).

For purposes of the Plan and this Agreement, Restricted Shares with respect to which the Restriction Period has lapsed shall be vested. Notwithstanding the foregoing, the Restriction Period with respect to such Restricted Shares shall only lapse as to whole Shares (rounded down to the nearest whole Share). Subject to the provisions of the Plan and this Agreement, during the Restriction Period, the Grantee shall not be permitted voluntarily or involuntarily to sell, transfer, pledge, hypothecate, alienate, encumber or assign the Restricted Shares awarded under this Agreement (or have such Restricted Shares attached or garnished).

(b)
Except as provided in the foregoing clause (a) or below in this clause (b), the Grantee shall have, in respect of the Restricted Shares (whether or not vested), all of the rights of a Shareholder, including the right to vote the Restricted Shares and the right to receive any cash dividends.  Shares (not subject to restrictions) shall be delivered to the Grantee or his or her designee promptly after, and only after, the Restriction Period shall lapse without forfeiture in respect of such Restricted Shares.

(c)
Subject to clause (d) and clause (e) below, upon the Grantee's Termination of Service for any reason during the Restriction Period, all Restricted Shares still subject to restriction shall thereupon, and with no further action, be forfeited by the Grantee.

(d)
Termination of Service as an employee shall not be treated as a Termination of Service for purposes of this Section 2 if the Grantee continues without interruption to serve thereafter as an employee, officer or director of the Company or in such other capacity as determined by the Committee, and the termination of such successor service shall be treated as the applicable termination.

(e)
Notwithstanding clause (c) above, in the event of Grantee's Termination of Service without Cause after a Change in Control, all restrictions with respect to Restricted Shares shall thereupon, and with no further action, lapse.

(f)
If in connection with a Change in Control, the Restricted Shares do not remain outstanding, are not assumed by the purchasing entity or an affiliate thereof, or are not substituted with shares of an equivalent value of the purchasing entity or an affiliate thereof with the same vesting conditions, the Restricted Shares shall vest on the date of the Change in Control and entitle the Grantee to receive for each Restricted Share the same consideration received per Share by shareholders of the Company generally in the Change in Control transaction.

3.	Miscellaneous.
(a)
THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND, WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAW WHICH COULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF MARYLAND.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(b)
The Committee may make such rules and regulations and establish such procedures for the administration of this Agreement as it deems appropriate.  Without limiting the generality of the foregoing, the Committee may in good faith interpret the Plan and this Agreement, with such interpretations to be conclusive and binding on all persons and otherwise accorded the maximum deference permitted by law, provided that the Committee's interpretation shall not be entitled to deference on and after a Change in Control except to the extent that such interpretations are made exclusively by members of the Board who are individuals who served as Board members before the Change in Control, and take any other actions and make any other determinations or decisions that it deems necessary or appropriate in connection with the Plan, this Agreement or the administration or interpretation thereof.

(c)
All notices hereunder shall be in writing, and if to the Company or the Committee, shall be delivered to the Board or mailed to its principal office, addressed to the attention of the Board; and if to the Grantee, shall be delivered personally, sent by facsimile transmission or mailed to the Grantee at the address appearing in the records of the Company.  Such addresses may be changed at any time by written notice to the other party given in accordance with this Section 3(c).

(d)
Unless otherwise provided by the Committee, any Shares or other securities distributed to the Grantee with respect to Restricted Shares or otherwise issued in substitution of Restricted Shares shall be subject to the restrictions and requirements imposed by the Plan and this Agreement, including depositing the certificates therefor with the Company together with a share power and bearing a legend as provided in the Plan.

(e)
The grant, vesting and ownership of the Restricted Shares is subject to the Grantee satisfying all withholding tax obligations in respect of the Restricted Shares. The Committee may permit the Grantee to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold Common Shares from the Common Shares otherwise issuable or deliverable to the Grantee as a result of the vesting of the Restricted Shares; provided, however, that no Common Shares shall be withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (iii) delivering to the Company previously owned and unencumbered Common Shares.

(f)
The failure of the Grantee or the Company to insist upon strict compliance with any provision of this Agreement, or to assert any right the Grantee or the Company, respectively, may have under this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(g)
Nothing in this Agreement shall confer on the Grantee any right to continue in the service of the Company or its Subsidiaries or interfere in any way with the right of the Company or its Subsidiaries and its shareholders to terminate the Grantee's service at any time.

(h)	This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

IN WITNESS WHEREOF, the Company and the Grantee have executed this Agreement as of the day and year first above written.
GLOBAL SELF STORAGE, INC.

By:
Name:
Title:

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